SETTLEMENT AND GENERAL RELEASE AGREEMENT

This Settlement and General Release Agreement (“Agreement”) is entered into between Flint Telecom Group, Inc. (consisting of Flint Telecom Group, Inc. and its subsidiaries and affiliates) (hereinafter, altogether referred to as “Flint”) and Michael Butler (“MB”). MB and Flint agree as follows:

RECITALS

A.	WHEREAS, MB invested the following amounts into Flint in the form of promissory notes and other loans which are as of the Effective Date are still outstanding, as follows:
•	$1,516,000 Promissory Note dated May 12, 2009
•	$600,000 Promissory Note dated June 30, 2009
•	$150,000 Promissory Note dated May 13, 2009, as amended June 30, 2009
(together, being all of the issued and outstanding promissory notes issued to TD from Flint, and together, hereinafter, the “Notes”) and

•	such other loans provided from MB to Flint from time to time from January 23, 2008 to April 22, 2009, totaling $1,648,000 in principal (the “Debt”) (See Exhibit B for a breakdown of this amount); and

B.	WHEREAS, the parties have entered into this Agreement to fully and finally settle the full and complete payment of the Notes and the Debt.

AGREEMENT

WHEREFORE, the parties to this Agreement hereby agree as follows:

1.
MB hereby agrees to cancel the Notes, related warrants and the Debt without repayment, including the repayment of any and all principal amounts underneath the Notes and the Debt, as well as to waive and cancel all past, present and future accrued interest amounts that may have been due under the Notes and the Debt. All the terms and conditions of the Notes, warrants and the Debt shall be immediately cancelled and of no further effect.  In the event of any conflict between this Agreement and the Notes, warrants or the terms of the Debt, the provisions of this Agreement shall prevail.

2.
Flint hereby agrees to issue to MB 302,000 shares of Series E convertible preferred stock, having the following terms, as further described in the Series E Preferred Certificate of Designation, attached hereto and incorporated herein as Exhibit A:

a.	Yielding a 14% dividend payment, payable monthly in Euros, from February 28, 2010;
b.	Convertible into common stock at a 20% discount to the Market Price at time of conversion and subject to a minimum conversion price of $0.275 per Common Share
a.	Market Price shall mean the average closing price of Flint’s common stock over the twenty trading days preceding the conversion request date
b.	The common stock issued at the time of conversion will be restricted stock and subject to SEC 144 Rule

c.	The Preference Shares will be transferable at MB’s discretion, after giving Flint a right of first refusal;
d.	A penalty rate of 0.5% per month on the total amount outstanding will apply for dividend payments that are more than 10 days late, and will continue to apply until default payments are caught up.

3.	The above Section 2 of this Agreement is for full payment of all the Notes and the Debt. MB shall be responsible for payment of all taxes related to receipt of the consideration hereunder.

4.	MB shall have the right to rescind this Agreement in the event that Flint should enter into a voluntary or involuntary bankruptcy.

5.
MB agrees and acknowledges that none of the Flint shares or other securities that are issued hereunder or any of MB’s current ownership of such securities are, and may never be, registered under the Securities Act of 1933 or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons (as that term is defined in Regulation S under the Securities Act of 1933), except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and in each case only in accordance with applicable state and federal securities laws.

6.
Any controversy or claim of any kind arising out of or relating to this Agreement or its breach, including but not limited to any claim relating to its validity, interpretation, or enforceability, shall be submitted to binding arbitration in the State of Florida, in accordance with the Arbitration Rules of the American Arbitration Association (“AAA”). MB and the Company agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  MB and the Company agree that the prevailing party in any arbitration shall be awarded its reasonable attorney's fees and costs.  MB AND FLINT ACKNOWLEDGE AND AGREE THAT BY SIGNING THIS AGREEMENT, MB AND FLINT HAVE VOLUNTARILY ELECTED TO ARBITRATE ALL ARBITRABLE CLAIMS RATHER THAN LITIGATE THEM IN A JUDICIAL FORUM AND THAT YOU AND FLINT ARE GIVING UP THE RIGHT TO A JURY TRIAL AND TO A TRIAL IN A COURT OF LAW.

7.
This is the entire Agreement regarding the subject matter hereof and supersedes all previous and contemporaneous discussions, negotiations, agreements and understandings. No other promises or agreements have been made.

8.
In the event that any provision of this Agreement is determined to be unenforceable for any reason, the remaining provisions shall remain in full force and effect and the unenforceable provision(s) shall be interpreted and rewritten to give effect to the parties’ economic intentions.

9.
MB acknowledges and agrees that it has been advised that this Agreement is a binding legal document. MB further agrees that has had adequate time and a reasonable opportunity to review the provisions of this Agreement and to seek legal advice regarding all its aspects, and that in executing this Agreement MB has acted voluntarily and has not relied upon any representation made by the Flint or any of its employees or representatives regarding the Agreement’s subject matter and/or effect. MB has read and fully understands this Agreement and voluntarily agrees to its terms.

10.
This Agreement may be executed via facsimile in counterparts, and each facsimile counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

AGREED AND UNDERSTOOD:

FLINT TELECOM GROUP, INC.

DATE: December 31, 2009                                                                                 By:   /s/  Vincent Browne
               Vincent Browne
Chief Executive Officer

Michael Butler

DATE:  December 30, 2009                                                                                 By:    /s/ Michael Butler